UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                        Global Cash Access Holdings, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    378967103
                        ---------------------------------
                                 (CUSIP Number)


                                December 31, 2007
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            Rule 13d-1(b)
            Rule 13d-1(c)
            Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 2 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 3 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners VI (GP), LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 4 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners VI (GP), L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 5 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures VI-A, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 6 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures VI-B, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 7 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit VI Advisors Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 8 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit VI Entrepreneurs Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------                        ---------------------------
  CUSIP NO.  378967103                13G                  Page 9 of 20 Pages
----------------------------                        ---------------------------

-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors VI, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [_]
                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               16,498,478 shares
    EACH       ----------------------------------------------------------------
  REPORTING     7   SOLE DISPOSITIVE POWER
 PERSON WITH
                         0 shares
               ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                         16,498,478 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,498,478 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.86%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------


Item 1(a). Name of Issuer: Global Cash Access Holdings, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:  3525 East Post
           Road; Las Vegas, NV, 89120

Item 2(a). Names of Persons Filing:  Summit Partners, L.P., Summit Partners
           VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P.

           Summit Partners, L.P. is the managing member of Summit Partners VI (GP), LLC, which is the sole general partner of Summit Partners VI (GP), L.P., which is the sole general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence:  The
           address of the principal business office of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Item 2(c). Citizenship:  Each of Summit Partners, L.P., Summit Partners VI
           (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. is a limited partnership organized under the laws of the State of Delaware. Summit Partners VI (GP), LLC is a limited liability company organized under the laws of the State of Delaware.

Item 2(d). Title of Class of Securities: Common Stock, $0.001 par value

Item 2(e). CUSIP Number: 378967103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           Not Applicable.

Item 4.    Ownership.

           (a)Amount Beneficially Owned:



                              Page 10 of 20 Pages

              Each of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 16,498,478 shares of Common Stock as of December 31, 2007.

              As of December 31, 2007, Summit Ventures VI-A, L.P. was the record owner of 11,185,614 shares of Common Stock. As of December 31, 2007, Summit Ventures VI-B, L.P. was the record owner of 4,664,847 shares of Common Stock. As of December 31, 2007, Summit VI Advisors Fund, L.P. was the record owner of 232,630 shares of Common Stock. As of December 31, 2007, Summit VI Entrepreneurs Fund, L.P. was the record owner of 357,165 shares of Common Stock. As of December 31, 2007, Summit Investors VI, L.P. was the record owner of 58,222 shares of Common Stock. The shares held of record by Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 16,498,478 shares of Common Stock.

              Each of the reporting persons expressly disclaims beneficial ownership of any shares of Global Cash Access Holdings, Inc., except in the case of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. in each case for the shares which it holds of record as provided in the prior paragraph.


           (b)Percent of Class:

              Summit Partners, L.P.:  19.86%
              Summit Partners VI (GP), LLC:  19.86%
              Summit Partners VI (GP), L.P.:  19.86%
              Summit Ventures VI-A, L.P.:  19.86%
              Summit Ventures VI-B, L.P.:  19.86%
              Summit VI Advisors Fund, L.P.:  19.86%
              Summit VI Entrepreneurs Fund, L.P.:  19.86%
              Summit Investors VI, L.P.:  19.86%

              The foregoing percentages are calculated based on the 83,055,765 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Global Cash Access Holdings, Inc. for the quarter ended June 30, 2007.



                              Page 11 of 20 Pages

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares for each reporting person

                  (ii)  shared power to vote or to direct the vote:

                  Summit Partners, L.P. :  16,498,478 shares
                  Summit Partners VI (GP), LLC: 16,498,478 shares Summit Partners VI (GP), L.P.: 16,498,478 shares Summit Ventures VI-A, L.P.: 16,498,478 shares
                  Summit Ventures VI-B, L.P.:  16,498,478 shares
                  Summit VI Advisors Fund, L.P.: 16,498,478 shares Summit VI Entrepreneurs Fund, L.P.: 16,498,478 shares Summit Investors VI, L.P.: 16,498,478 shares

                  (iii) sole power to dispose or direct the disposition of:

                        0 shares for each reporting person

                  (iv)  shared power to dispose or direct the disposition of:

                  Summit Partners, L.P. :  16,498,478 shares
                  Summit Partners VI (GP), LLC: 16,498,478 shares Summit Partners VI (GP), L.P.: 16,498,478 shares Summit Ventures VI-A, L.P.: 16,498,478 shares
                  Summit Ventures VI-B, L.P.:  16,498,478 shares
                  Summit VI Advisors Fund, L.P.: 16,498,478 shares Summit VI Entrepreneurs Fund, L.P.: 16,498,478 shares Summit Investors VI, L.P.: 16,498,478 shares

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.



                              Page 12 of 20 Pages

           Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



























                              Page 13 of 20 Pages

                                   SIGNATURES
                                   ----------

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February __, 2008.


SUMMIT PARTNERS, L.P.                     SUMMIT PARTNERS VI (GP), LLC

By: Summit Master Company, LLC            By: Summit Partners, L.P.

By:              *                        By: Summit Master Company, LLC
    -----------------------------
    Member
                                          By:              *
                                              -----------------------------
                                              Member

SUMMIT PARTNERS VI (GP), L.P.             SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), LLC          By: Summit Partners VI (GP), L.P.

By: Summit Partners, L.P.                 By: Summit Partners VI (GP), LLC

By: Summit Master Company, LLC            By: Summit Partners, L.P.

By:              *                        By: Summit Master Company, LLC
    -----------------------------
    Member
                                          By:              *
                                              -----------------------------
                                              Member

SUMMIT VENTURES VI-B, L.P.                SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.         By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC          By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                 By: Summit Partners, L.P.

By: Summit Master Company, LLC            By: Summit Master Company, LLC

By:              *                        By:              *
    -----------------------------             -----------------------------
    Member                                    Member



                              Page 14 of 20 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.        SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.         By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC          By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                 By: Summit Partners, L.P.

By: Summit Master Company, LLC            By: Summit Master Company, LLC

By:              *                        By:                  *
    -----------------------------             -----------------------------
    Member                                    Member




                                            *By: /s/  Robin W. Devereux
                                                --------------------------
                                                Robin W. Devereux
                                                Power of Attorney for
                                                Walter G. Kortschak








--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 15 of 20 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Global Cash Access Holdings, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this __th day of February, 2008.

SUMMIT PARTNERS, L.P.                     SUMMIT PARTNERS VI (GP), LLC

By: Summit Master Company, LLC            By: Summit Partners, L.P.

By:              *                        By: Summit Master Company, LLC
    -----------------------------
    Member
                                          By:              *
                                              -----------------------------
                                              Member

SUMMIT PARTNERS VI (GP), L.P.             SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), LLC          By: Summit Partners VI (GP), L.P.

By: Summit Partners, L.P.                 By: Summit Partners VI (GP), LLC

By: Summit Master Company, LLC            By: Summit Partners, L.P.

By:              *                        By: Summit Master Company, LLC
    -----------------------------
    Member
                                          By:              *
                                              -----------------------------
                                              Member

SUMMIT VENTURES VI-B, L.P.                SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.         By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC          By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                 By: Summit Partners, L.P.

By: Summit Master Company, LLC            By: Summit Master Company, LLC

By:              *                        By:              *
    -----------------------------             -----------------------------
    Member                                    Member




                              Page 16 of 20 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.        SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.         By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC          By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                 By: Summit Partners, L.P.

By: Summit Master Company, LLC            By: Summit Master Company, LLC

By:              *                        By:                  *
    -----------------------------             -----------------------------
    Member                                    Member




                                            *By: /s/  Robin W. Devereux
                                                --------------------------
                                                Robin W. Devereux
                                                Power of Attorney for
                                                Walter G. Kortschak




--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.





                              Page 17 of 20 Pages

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of:

      E. Roe Stamps, IV,                Joseph F. Trustey,
      Stephen G. Woodsum,               Kevin P. Mohan,
      Gregory M. Avis,                  Peter Y. Chung,
      Martin J. Mannion,                Scott C. Collins and
      Bruce R. Evans,                   Robin W. Devereux
      Thomas S. Roberts,
      Walter G. Kortschak,

his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of the entities listed on the attached Exhibit A, on matters pursuant to:

            (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and

            (b) any written ballot or proxy with respect to the investment securities owned by any of the foregoing,

and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The undersigned hereby acknowledges that this Power of Attorney supercedes, revokes and terminates any power of attorney executed by the undersigned prior to the date hereof for the purposes listed above.



                     [Exhibit A and Signature Pages Follow]




                              Page 18 of 20 Pages

                                POWER OF ATTORNEY

                                    EXHIBIT A

--------------------------------------------------------------------------------
Summit Ventures, L.P.                       Summit Partners Blocker, Inc.
--------------------------------------------------------------------------------
Summit Ventures II, L.P.                    Summit Partners FF Corp
--------------------------------------------------------------------------------
SV Eurofund, C.V.                           Summit Partners Holdings, L.P.
--------------------------------------------------------------------------------
Summit Ventures III, L.P.                   Summit Partners II, L.P.
--------------------------------------------------------------------------------
Summit Ventures IV, L.P.                    Summit Partners III, L.P.
--------------------------------------------------------------------------------
Summit Ventures V, L.P.                     Summit Partners IV, L.P.
--------------------------------------------------------------------------------
Summit V Companion Fund, L.P.               Summit Partners LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund, L.P.                Summit Partners SD II, LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund QP, L.P.             Summit Partners SD, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-A, L.P.                  Summit Partners V, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-B, L.P.                  Summit Partners VI (GP), L.P.
--------------------------------------------------------------------------------
Summit VI Advisors Fund, L.P.               Summit Partners VI (GP), LLC
--------------------------------------------------------------------------------
Summit VI Entrepreneurs Fund L.P.           SV International, L.P.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund, L.P.         SWC Holdings Co.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund II, L.P.      Summit Investment Holdings Trust
--------------------------------------------------------------------------------
Summit Accelerator Fund, L.P.               Summit Investment Holdings Trust II
--------------------------------------------------------------------------------
Summit Founders' Fund, L.P.                 Summit Investors Holdings Trust
--------------------------------------------------------------------------------
Summit Founders' Fund II, L.P.              Summit Master Company, LLC
--------------------------------------------------------------------------------
Summit Accelerator Founders' Fund, L.P.     Summit Partners Holding GmBh
--------------------------------------------------------------------------------
Summit Investors, L.P.                      Summit Partners Sarl
--------------------------------------------------------------------------------
Summit Investors II, L.P.                   Summit Partners, L.P.
--------------------------------------------------------------------------------
Summit Investors III, L.P.                  Summit Partners, Ltd.
--------------------------------------------------------------------------------
Summit Investors (SAF) IV, L.P.             Summit UK Advisory LLC
--------------------------------------------------------------------------------
Summit Investors VI, L.P.                   Summit/Meditech LLC
--------------------------------------------------------------------------------
Summit Incentive Plan, L.P.                 SV VI-B Bennington Blocker Corp
--------------------------------------------------------------------------------
Summit Incentive Plan II, L.P.              SV VI-B Bennington Holdings LP
--------------------------------------------------------------------------------
SP (1984), LP (f/k/a Summit Partners, L.P.) SD II Bennington Blocker Corp
--------------------------------------------------------------------------------
S-K Investment Corp                         SV VI-B Commnet Common Blocker Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co.                       SV VI-B Commnet Holdings, L.P.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. II                    SV VI-B Commnet Preferred Blocker
                                            Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. III                   SV VI-B Eyeglass Common Blocker
--------------------------------------------------------------------------------
Stamps, Woodsum &Co. IV                     SV VI-B Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Management,              SV VI-B Eyeglass Preferred
LLC                                         Blocker
--------------------------------------------------------------------------------
Summit Accelerator Management, LP           SD II Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Partners, LLC
--------------------------------------------------------------------------------
Summit Accelerator Partners, LP
--------------------------------------------------------------------------------



                              Page 19 of 20 Pages

       IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Walter G. Kortschak
                                             -------------------------------
                                             Walter G. Kortschak

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             -------------------------------
                                             Notary Public